For Immediate Release                                                  CONTACTS:
September 15, 1999                                         Columbia Energy Group
                                          Thomas L. Hughes (Financial Community)
                                                                    703/561-6001
                                                  R. A. Rankin, Jr. (News Media)
                                                                    703/561-6044
                                                               Kekst and Company
                                                    Michael Freitag (News Media)
                                                                    212/521-4800

MEDIA ADVISORY:

NEWSPAPER AD ALERTS NISOURCE CUSTOMERS
TO IMPACT OF CONTINUED HOSTILE TAKEOVER ATTEMPT

         HERNDON, Va., Sept. 15, 1999 -- Columbia Energy Group today announced that, beginning tomorrow (Thursday, Sept. 16), a full-page advertisement will appear in newspapers in Northern Indiana and adjacent areas in which customers of Northern Indiana Public Service Company (NIPSCO) are alerted to the possible consequences of NiSource Inc.'s ongoing hostile takeover attempt. NIPSCO is a subsidiary of NiSource.

         The newspaper ad notes that NiSource is continuing to spend millions of dollars on its attempt to acquire Columbia in a 1980s-style leveraged buyout, even though Columbia has repeatedly rejected NiSource's various proposals as inadequate and not in the best interest of the company or its shareholders.

         The ad also notes that:

         o NIPSCO has the highest residential electric rates of all of Indiana's 42 electric utilities.

         o NIPSCO was recently ranked "below average" for customer service among electric utility companies in the Midwest.

         o NIPSCO has been slow to embrace market competition and freedom of choice for its customers.

         The ad concludes: "You deserve better treatment from your energy company. NiSource should stop wasting time and money on an expensive, disruptive and unwanted hostile takeover campaign and start trying to lower rates, improve service and open its markets to competition. After all, you deserve it!"

         A Columbia spokesman said: "We believe it is important for the customers, shareholders and employees of NIPSCO to understand that the decision by NiSource management to continue its costly and disruptive hostile takeover attempt could have serious repercussions in Indiana. NIPSCO customers, who already have the highest electric rates in all of Indiana, can ill-afford the billions of dollars of additional debt and millions of dollars of additional annual interest payments that NiSource would incur in order to complete its proposed transaction."

         Columbia's board of directors has determined that NiSource's unsolicited $68 per share cash tender offer, scheduled to expire on Oct. 15, 1999, is inadequate and not in the best interest of Columbia or its shareholders.

         This view has been reinforced in recent weeks by many leading equity analysts. For example, one leading analyst was quoted in the press on Sept. 9 as follows: "Though NiSource is being aggressive, the


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reality is that, even if they continue this, it's going to be a long and drawn-out process that is not to the benefit of either group of shareholders."

         Columbia Energy Group, based in Herndon, Va., is one of the nation's leading energy services companies, with 1998 revenues of nearly $6.6 billion and assets of about $7 billion. Its operating companies engage in all phases of the natural gas business, including exploration and production, transmission, storage and distribution, as well as commodities marketing, energy management, propane sales and electric power generation, sales and trading. Information about Columbia Energy Group (NYSE:CG) is available on the Internet at www.columbiaenergygroup.com.

         This press release contains "forward-looking statements" within the meaning of the Federal securities laws, including statements concerning Columbia's plans, objectives and expected performance. There can be no assurance that actual results will not differ materially due to various factors, many of which are beyond the control of Columbia, including, but not limited to, competition, the regulatory approval process, weather, supply and demand for natural gas, electricity, propane and petroleum and changes in general economic conditions. The safe harbor provisions of the Private Securities Litigation Reform Act with respect to forward-looking statements are not available to statements made in connection with a tender offer.

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